FREE WRITING PROSPECTUS - Filed pursuant to Rule 433

Registration No. 333-134419

October 2, 2007

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"MICHAEL BANCHIK, HSBC SECURITIES (USA" <mbanchik2@bloomberg.net>
Sent by: mbanchik2@bloomberg.net	To
cc
10/02/2007 12:03PM	Subject: $600mm HMNT 2007-2 **Priced**

$600mm HSBC Credit Card Master Note Trust (USA) I, Series 2007-2, (HMNT 2007-2)

100% Pot Lead Manager: HSBC, Co-Managers: BAS, CITI, JPM

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CL	Amount (US$MM)	Ratings (F/M/S&P)	WAL	......Exp Des..... ....Final		Legal Final	Bench	Spread	Px
A	600.00	AAA/Aaa/AAA	3.01	Flt	10/15/10	7/15/13	1M LIBOR	+55	100.00

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- Expected Settlement: 10/11/07

- First Payment Date: 11/15/07

- ERISA Eligible

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049. ANY OTHER LEGENDS AND/OR DISCLAIMERS THAT APPEAR ELSEWHERE ON THIS COMMUNICATION ARE NOT APPLICABLE AND SHOULD BE DISREGARDED. SUCH LEGENDS AND/OR DISCLAIMERS ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT THROUGH BLOOMBERG OR OTHER INTERNET APPLICATIONS.

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This analysis has been prepared by the HSBC Securities (USA) Inc. (HSI) Sales/Trading Desk; it is not a product of the research Department. HSI's trading Desk may have accumulated a long or short position in the subject security on the basis of this analysis prior to its dissemination. Opinions expressed are present opinions only, and may differ from opinions expressed by other HSI departments. The HSI Sales/Trading Desk does not undertake any obligation to update this material.

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